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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM N-54A




              NOTIFICATION OF ELECTION TO BE SUBJECT TO SECTION 55
             THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940 FILED
                      PURSUANT TO SECTION 54(a) OF THE ACT


The undersigned business development company hereby notifies the Securities and Exchange Commission that it elects, pursuant to the provisions of section 54(a) of the Investment Company Act of 1940 (the "Act"), to be subject to the provisions of sections 55 through 65 of the Act and, in connection with such notification of election, submits the following information:

Name:                                        Celerity Systems, Inc.
                                             -----------------------------------
Address of Principal Business Office
(No. & Street, City, State, Zip Code):       122 Perimeter Park Drive,
                                             -----------------------------------
                                             Knoxville, TN 37922
                                             -----------------------------------
Telephone Number (including area code):      (865) 539-5300
                                             -----------------------------------
Name and address of agent for service
of process:                                  David Leigh
                                             -----------------------------------
                                             122 Perimeter Park Drive
                                             -----------------------------------
                                             Knoxville, TN 37922
                                             -----------------------------------

    Check one of the following:

[ ] The Company has filed a registration statement for a class of equity securities pursuant to section 12 of the Securities Exchange Act of 1934. Give the file number of the registration statement or, if the file number is unknown or has not yet been assigned, give the date on which the registration statement was filed:

--------------------------------------------------

[X] The Company is relying on rule 12g-2 under the Securities Exchange Act of 1934 in lieu of filing a registration statement for a class of equity securities under that Act.

The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of the company:

--------------------------------------------------

The file number of the registration as an investment company pursuant to section 8(a) of the Act, if any, of any subsidiary of the company:

--------------------------------------------------

The undersigned company certifies that it is a closed-end company organized under the laws of Delaware and with its principal place of business in Tennessee; that will be operated for the purpose of making investments in securities described in section 55(a)(1) through (3) of the Investment Company Act of 1940; and that it will make available significant managerial assistance with respect to issuers of such securities to the extent required by the Act.

Pursuant to the requirements of the Act, the undersigned company has caused this notification of election to be subject to sections 55 through 65 of the Investment Company Act of 1940 to be duly signed on its behalf in the city of /s/ Jersey City and state of /s/ New Jersey on the /s/ 27 day of /s/ May, 2003.

[SEAL]                           Signature /s/ Robert Legnosky
                                           -------------------------------------
                                 (Name of Company) /s/Celerity Systems, Inc.
                                                   -----------------------------
                                 By /s/ Robert Legnosky
                                    --------------------------------------------
                                 (Name of director, officer or general
                                 partner signing on behalf of the
                                 company)  Robert Legnosky
                                           -------------------------------------
                                 Title     President and CEO
                                           -------------------------------------


Attest: /s/ John Stephen McNamara, Jr.
        ---------------------------------
        (Name)  John Stephen McNamara, Jr.
                --------------------------
        (Title) Director
                --------

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